Exhibit 23.01


                         INDEPENDENT AUDITORS' CONSENT





     We consent to the incorporation by reference in this Registration Statement of South Carolina Electric & Gas Company on Form S-3 of our report dated February 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for operating revenues, effective January 1, 2000) appearing in the Annual Report on Form 10-K of South Carolina Electric & Gas Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Columbia, South Carolina
September 12, 2003